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                                                                  EXHIBIT 21.01

                              SUBSIDIARIES OF REGISTRANT

Pacific American Casinos, Inc.

    Lone Star Casino Corporation, CNMI (100% subsidiary)

Papone's Palace Acquisition Corporation

    Papone's Palace Limited Liability Company (75% subsidiary)

Cotton Exchange Casino, Inc.

Lone Star Casino Corporation of Nevada, Inc.

LSCC of Nevada, Inc.

Lone Star Pine Hills Corporation


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